Exhibit 99.4

Consent of Lazard Frères & Co. LLC

The Board of Directors

Burger King Worldwide, Inc.

5505 Blue Lagoon Drive

Miami, Florida 33126

Dear Members of the Board:

We hereby consent to the inclusion of our opinion, dated August 25, 2014, to the board of directors of Burger King Worldwide, Inc. (“Burger King Worldwide”) as Annex I to the Joint Information Statement/Circular of Burger King Worldwide and Tim Hortons Inc., which is part of the Registration Statement on Form S-4 of 1011773 B.C. Unlimited Liability Company and New Red Canada Partnership filed with the Securities and Exchange Commission on September 16, 2014 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Burger King Worldwide Financial Advisor,” and “The Transactions—Opinion of Burger King Worldwide’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Alexander Hecker
Alexander Hecker
Managing Director

New York, New York

September 16, 2014